Exhibit 99.1

Press Release

Global Power Equipment Group Inc.

Announces Fourth Quarter and Fiscal 2011 Financial Results

IRVING, Texas, March 14, 2012- Global Power Equipment Group Inc. (NASDAQ: GLPW) (“Global Power” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2011. These results are available for review on the Company’s website at www.globalpower.com.

For the three months ended December 31, 2011, the Company reported revenues of $115.0 million and net income of $7.9 million, or $0.46 per diluted common share. Revenues for the year ended December 31, 2011 were $456.8 million and net income was $76.9 million, or $4.51 per diluted share. Net income for the year included non-recurring, non-cash benefits from the release of income tax valuation allowances and current year valuation allowance activity resulting in a net benefit of $48.6 million, or $2.84 per diluted share.

“Our fourth quarter 2011 financial results were strong and enabled us to report full-year results that exceeded our guidance range. Backlog continued to build due to increased bookings within our Products division and we are pleased to have been selected to provide construction services on the Watts Bar #2 nuclear reactor,” said David Keller, President and CEO of Global Power. “Full year cash generation of $44 million has further strengthened our balance sheet and liquidity, and we are also very pleased to have recently entered into an enhanced five-year credit facility that affords us the flexibility to support our strategic and organic growth initiatives in 2012 and beyond.”

The Company generated EBITDA (earnings before interest, taxes, depreciation, and amortization) from continuing operations of approximately $8.6 million and $28.7 million for the three months and year ended December 31, 2011, respectively. EBITDA is a non-GAAP financial measure. A reconciliation of our income from continuing operations to EBITDA is included in the schedules attached to this press release.

In addition, the Company’s backlog increased $4.2 million from September 30, 2011 to $344.0 million as of December 31, 2011. The increase in backlog from the third quarter was primarily the result of new Products orders. Products accounted for 38% of backlog at the end of 2011, compared to 30% at the end of 2010. Backlog is not a measure defined by GAAP, and our methodology for determining backlog may vary from the methodology used by other companies in determining their backlog amounts. Backlog may not be indicative of future operating results and projects in our backlog may be cancelled, modified or otherwise altered by our customers.

Unrestricted cash increased $11.3 million during the fourth quarter to $99.5 million as of December 31, 2011.

The Company has posted updates to its investor presentation including 2011 financial results. The presentation is accessible in the Investor Relations section of our website at www.globalpower.com.

The Company will host a conference call on Thursday, March 15, 2012 at 10:30 a.m. Central Time (11:30 a.m. Eastern Time) to discuss these results. The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 389391. The replay will be available until March 30, 2012.

About Global Power

Texas-based Global Power Equipment Group Inc. is a design, engineering and manufacturing firm providing a broad array of equipment and services to the global power infrastructure, energy and process industries. Through its Services Division, the Company provides on-site specialty support and outage management services for commercial nuclear reactors in the United States and maintenance services to fossil and hydroelectric power plants and other industrial operations. Through its Products Division, the Company designs, engineers and manufactures a comprehensive portfolio of equipment for gas turbine power plants and power-related equipment for industrial operations, with over 40 years of power generation industry experience. With a strong competitive position in its product lines, the Company benefits from a large installed base of equipment in domestic and international markets. Additional information about Global Power Equipment Group Inc. may be found at www.globalpower.com.

Forward-looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of that term set forth in the Private Securities Litigation Reform Act of 1995. These statements reflect our current views of future events and financial performance and are subject to a number of risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, decreased demand for new gas turbine power plants, reduced demand for, or increased regulation of, nuclear power, loss of any of our major customers, cost increases and project cost overruns, unforeseen schedule delays, poor performance by our subcontractors, cancellation of projects, competition for the sale of our products and services, shortages in, or increases in prices for, energy and materials such as steel that we use to manufacture our products, damage to our reputation, warranty or product liability claims, increased exposure to environmental or other liabilities, failure to comply with various laws and regulations, failure to attract and retain highly-qualified personnel, volatility of our stock price, deterioration or uncertainty of credit markets, and changes in the economic, social and political conditions in the United States and other countries in which we operate, including fluctuations in foreign currency exchange rates, the banking environment or monetary policy. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our filings with the Securities and Exchange Commission, including the section of our Annual Report on Form 10-K filed today with the SEC titled “Risk Factors.” Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and we caution you not to rely upon them unduly.

Company Contact:

Jennifer Gordon

ICR

(214) 574-2711

investorrelations@globalpower.com

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Product revenues	$46,239	$25,441	$157,880	$105,009
Service revenues	68,763	89,737	298,959	377,461

Total revenues	115,002	115,178	456,839	482,470

Cost of product revenues	33,713	18,543	121,363	76,323
Cost of service revenues	58,497	73,706	258,359	318,866

Cost of revenues	92,210	92,249	379,722	395,189

Gross profit	22,792	22,929	77,117	87,281

Selling and administrative expenses	14,498	12,703	50,561	47,662
Reorganization expense (income)	2	28	17	(1,477)

Operating income	8,292	10,198	26,539	41,096

Interest expense, net	275	2,800	1,119	7,052
Other expense (income)	85	(71)	(98)	(1,026)

Income from continuing operations before income tax	7,932	7,469	25,518	35,070
Income tax expense (benefit)	560	4,485	(37,538)	5,964

Income from continuing operations	7,372	2,984	63,056	29,106

Discontinued operations:
Income from discontinued operations, net of tax	496	1,215	13,802	11,529

Net income	$7,868	$4,199	$76,858	$40,635

Basic earnings per weighted average common share:
Income from continuing operations	$0.45	$0.19	$3.95	$1.91
Income from discontinued operations	0.03	0.08	0.86	0.75

Income per common share - basic	$0.48	$0.27	$4.81	$2.66

Weighted average number of shares of common stock outstanding - basic	16,350,233	15,316,910	15,981,223	15,253,579

Diluted earnings per weighted average common share:
Income from continuing operations	$0.43	$0.18	$3.70	$1.78
Income from discontinued operations	0.03	0.08	0.81	0.71

Income per common share - diluted	$0.46	$0.26	$4.51	$2.49

Weighted average number of shares of common stock outstanding - diluted	17,197,854	16,451,155	17,024,382	16,321,203

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS TO EBITDA

(in thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)

Income from continuing operations	$7,372	$2,984	$63,056	$29,106
Add back (deduct):
Income tax provision (benefit)	560	4,485	(37,538)	5,964
Interest expense, net	275	2,800	1,119	7,052
Depreciation and amortization	440	945	2,089	3,590

EBITDA from continuing operations (1)	$8,647	$11,214	$28,726	$45,712

(1)

EBITDA from continuing operations represents income from continuing operations adjusted for income taxes, interest, depreciation and amortization. The Company believes EBITDA is an important supplemental measure of operating performance and uses it to assess performance and inform operating decisions. However, EBITDA is not a GAAP financial measure. The Company’s calculation of EBITDA should not be used as a substitute for GAAP measures of performance, including net cash provided by operations, operating income and net income. The Company’s method of calculating EBITDA may vary substantially from the methods used by other companies and investors are cautioned not to rely unduly on it.

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$99,491	$55,474
Restricted cash	3,100	1,019
Accounts receivable, net of allowance of $1,135 and $2,508	52,573	58,892
Inventories	5,354	5,077
Costs and estimated earnings in excess of billings	30,680	33,076
Deferred tax asset, current	3,424	814
Other current assets	5,920	4,087

Total current assets	200,542	158,439

Property, plant and equipment, net	9,492	12,234
Deferred tax asset, long-term	14,448	—
Other long-term assets	91,668	95,052

Total assets	$316,150	$265,725

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$26,862	$37,328
Billings in excess of costs and estimated earnings	12,859	11,335
Other current liabilities	11,872	15,892

Total current liabilities	51,593	64,555

Long-term deferred tax liability	—	17,748
Other long-term liabilities	5,903	4,366

Total liabilities	57,496	86,669

Stockholders’ equity	258,654	179,056

Total liabilities and stockholders’ equity	$316,150	$265,725

GLOBAL POWER EQUIPMENT GROUP INC. AND SUBSIDIARIES

HIGHLIGHTS FROM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2011	2010

Net cash provided by operating activities	$31,161	$20,296
Net cash provided by (used in) investing activities	16,557	(681)
Net cash used in financing activities	(3,077)	(65,955)
Effect of exchange rate changes on cash	(624)	(1,406)

Net change in cash and cash equivalents	$44,017	$(47,746)